Exhibit 5.1

February 17, 2010

PCL Employees Holdings Ltd.

5410 – 99 Street

Edmonton, AB T6E 3P4

Dear Sirs:

Re: PCL EMPLOYEES HOLDINGS LTD.

We have acted as counsel to PCL Employees Holdings Ltd. (the “Corporation”), a corporation incorporated under the laws of the Province of Alberta, Canada and have been asked to give this opinion in connection with the Corporation’s registration statement on Form S-8 of 2,310,000 Class 1 Series ‘10 Common Shares and 1,550,000 Class 3 Series ‘10 Common Shares (collectively, the “Shares”). The Class 1 Series ‘10 Common Shares are issuable pursuant the Corporation’s Class 1 Series ‘10 Common Share Universal and Regular Employee Stock Purchase Plans, and the Class 3 Series ‘10 Common Shares are issuable pursuant the Corporation’s Class 3 Series ‘10 Common Share Universal and Regular Employee Stock Purchase Plans. These Class 1 Series ‘10 and Class 3 Series ‘10 Common Share Universal and Regular Purchase Plans are annexed as Exhibits 4.4 to 4.7 of Form S-8 and are collectively referred to in this opinion as the “Plans”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings and certificates of the Corporation and such other material as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial or true copies, or telecopies or reproductions. This opinion is rendered solely with respect to the laws of the province of Alberta and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance in accordance with the Plans and, when issued in accordance with the Plans and upon receipt by the Corporation of the consideration for such Shares, will be validly issued and outstanding as fully paid and non-assessable shares of the Corporation.

We hereby consent to the use of our name in the registration statement relating to the Shares and to the filing, as an exhibit to such registration statement, of this opinion. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

3200 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3W8 PH 780.425.9510 FX 780.429.3044 www.rmrf.com

Yours truly,

REYNOLDS, MIRTH, RICHARDS & FARMER LLP

Per:	/s/ John Paul Janssens
John Paul Janssens

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